Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 27, 2023, relating to the financial statements of Jefferies Financial Group Inc. and the effectiveness of Jefferies Financial Group Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Jefferies Financial Group Inc. for the year ended November 30, 2022. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 12, 2023